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Exhibit 3.03

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

NB Acquisitions, Inc.

1.
The name of the corporation is: NB Acquisitions, Inc.

2.
The articles have been amended as follows:

        Article I is amended to read as follows:

        "The name of the corporation is: Nationwide Financial Solutions, Inc."

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 6,902,217

4.
Officer Signature:
/s/ STEPHEN G. LUKE Stephen G. Luke, Chief Executive Officer

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CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS (Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)